Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 28, 2024 relating to the financial statements of Immunocore Holdings plc and the effectiveness of Immunocore Holdings plc’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Immunocore Holdings plc for the year ended December 31, 2023. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ DELOITTE LLP
Cambridge, United Kingdom
March 20, 2024